Exhibit 99.1
ProPetro Reports Full Year and Fourth Quarter 2020 Results

MIDLAND, TX, February 23, 2021 (Businesswire) – ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced financial and operational results for the full year and fourth quarter of 2020.
Full Year 2020 and Recent Operational Highlights
•Initiated transition towards lower emissions equipment with investment in fully electric DuraStim® and commitment to purchase Tier IV Dynamic Gas Blending (DGB) pumps.
•Set company safety record with Full Year 2020 Total Recordable Incident Rate (TRIR) of 0.49.
•All time company high operational efficiencies in 2020, including record pumping hours per day and record low downtime per day.
•Reduced Hydraulic Horsepower (HHP) emissions footprint through recent commitment to permanently retire 150,000 HHP of Tier II Diesel equipment.
Full Year 2020 Financial Highlights
•Total revenue of $789 million as compared to the $2.1 billion in the full year 2019.
•Net loss of $107 million as compared to net income of $163 million in the full year 2019.
•Net cash provided by operating activities of $139 million as compared to $455 million in the full year 2019.
•Adjusted EBITDA(1) of $141 million as compared to $519 million in the full year 2019.
•Free Cash Flow(2) of approximately $45 million as compared to an approximately $40 million loss in 2019.
•Effective Utilization of 10.2 fleets as compared to 23.9 fleets in the full year 2019.
•Capital expenditures incurred(3) of $81 million as compared to $401 million in 2019 (capital expenditures paid as shown on the Statement of Cash Flows of $101 million during 2020).
Fourth Quarter 2020 Highlights
•Total revenue of $154 million as compared to the $134 million in the third quarter.
•Net Loss of $44 million as compared to net loss of $29 million in the third quarter.
•Net cash provided by operating activities of $21 million, consistent with the third quarter.
•Adjusted EBITDA(1) increased to $24 million from $17 million in the third quarter.
•Free Cash Flow(2) of approximately $9 million as compared to approximately $17 million in the third quarter.
•Effective Utilization of 9.6 fleets compared to 8.5 fleets in the third quarter.
•Impairment expense of $21 million related to the retirement of approximately 150,000 HHP of Tier II diesel pumping equipment.
•Capital expenditures incurred(3) were $21 million as compared to $8 million in the third quarter (capital expenditures paid as shown on the Statement of Cash Flows of $14 million during the fourth quarter).

(1)Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures.”

Exhibit 99.1
(2)Free cash flow (FCF) is a Non-GAAP financial measure and is defined as net cash flow provided from operating activities less net cash used in investing activities. During the year ended December 31, 2020, net cash provided by operating activities of $139 million less net cash used in investing activities of $94 million result in a free cash flow of $45 million. During the year ended December 31, 2019, net cash provided by operating activities of $455 million less net cash used in investing activities of $495 million result in a loss of $40 million. During the three months ended December 31, 2020, net cash provided by operating activities of $21 million less net cash used in investing activities of $12 million result in a free cash flow of $9 million. During the three months ended September 30, 2020, net cash provided by operating activities of $21 million less net cash used in investing activities of $4 million result in a free cash flow of $17 million.
(3)Capital expenditures incurred represents all maintenance, growth and conversion expenditures in the period, which may differ from the capital expenditures line in the Investing section of the Statement of Cash Flows.
Phillip Gobe, Chief Executive Officer, commented, “I would like to thank our customers and dedicated workforce for their resilience throughout 2020. Our best-in-class operations team steered our company to record efficiencies and safety performance despite a challenging market for oilfield services. We worked with our customers in the depths of a historic disruption to keep their operations going at a level that fit their needs, pulling through the downturn together as our relationships are designed to do. The innovation and teamwork I observed were impressive to say the least, especially considering the uncertainty we faced in our day to day lives. The accomplishments of ProPetro can be directly attributed to the close collaborative efforts of our teammates, customers and supply chain partners.”
Fourth Quarter 2020 Financial Summary
Revenue for the fourth quarter of 2020 was $154 million, or 15% higher than $134 million for the third quarter of 2020. The increase was primarily attributable to increased activity. During the fourth quarter of 2020, 98.1% of total revenue was associated with pressure pumping services, consistent with the third quarter.
Costs of services, excluding depreciation and amortization of approximately $35.4 million, for the fourth quarter of 2020 increased to $116 million from $100 million during the third quarter of 2020 primarily due to increased activity. As a percentage of pressure pumping segment revenues, pressure pumping costs of services increased slightly to 74.5% from 74.1% in the third quarter of 2020 primarily due to reactivation of fleets.
General and administrative expense was $20 million as compared to $22 million in the third quarter of 2020. General and administrative expense, exclusive of $3 million of stock-based compensation and $2 million of other general and administrative expense, was $15 million, or 10% of revenue, for the fourth quarter of 2020.
Net loss for the fourth quarter of 2020 totaled $44 million, or $0.44 per diluted share, versus a net loss of $29 million, or $0.29 per diluted share, for the third quarter of 2020.
Adjusted EBITDA increased to $24 million for the fourth quarter of 2020 from $17 million in the previous quarter.
Liquidity and Capital Spending
As of December 31, 2020, total cash was $69 million, and the Company was debt free. Total liquidity at the end of 2020 was $121 million, including cash and $52 million of available capacity under the Company’s revolving credit facility.

Exhibit 99.1
Capital expenditures incurred during the fourth quarter of 2020 were $21 million mainly consisting of maintenance capital. Capital expenditures paid (as would appear in the investing section of the Statement of Cash Flows) in the fourth quarter were $14 million.
Operational Update
Consistent with the Company’s previously announced plans, ProPetro has initiated a transition to lower emissions equipment through its commitment to purchase 50,000 HHP, or one fleet, of Tier IV DGB equipment as well as an additional investment of $17 million to convert legacy Tier II equipment to Tier IV DGB. The Company also plans to permanently retire 150,000 HHP of Tier II conventional equipment resulting in a $21 million impairment in the fourth quarter.
In the fourth quarter of 2020, the Company had an effective utilization of 9.6 fleets. In the first quarter of 2021 the Company now expects effective utilization of 9.5-11 fleets, which includes the recent extreme winter weather events in the Permian Basin.
Outlook
Mr. Gobe concluded, “Notwithstanding recent extreme weather impacts in Texas, we are excited for the opportunities ahead in 2021 as we work to capitalize on our competitive advantages of efficiency and collaboration. Considering the global recovery in commodity prices, ProPetro is well-positioned to benefit from increasing activity and service pricing in the Permian Basin. Importantly, we will strive to enhance our efficiencies and lean on our strong customer relationships to reinvest in technologies that improve the sustainability of our business. Our team is excited to prove, yet again, their ability to adapt and thrive in all conditions. Along with our customers, supply chain partners and stakeholders, we look forward to the opportunity to develop our sustainable, efficient and resilient business model.”
Conference Call Information
The Company will host a conference call at 8:00 AM Central Time on Wednesday, February 24, 2021 to discuss financial and operating results for the full year and fourth quarter of 2020 and recent developments. This call will also be webcast, along with a presentation slide deck on ProPetro’s website at www.propetroservices.com.  The slide deck will be published on the website the morning of the call. To access the conference call, U.S. callers may dial toll free 1-844-340-9046 and international callers may dial 1-412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-877-344-7529 for U.S. callers, 1-855-669-9658 for Canadian callers, as well as 1-412-317-0088 for international callers. The access code for the replay is 10151285.
About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information, please visit www.propetroservices.com.
Forward-Looking Statements
Except for historical information contained herein, the statements and information in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform

Exhibit 99.1
Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “may,” “could,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” and other expressions that are predictions of, or indicate, future events and trends and that do not relate to historical matters identify forward‑looking statements. Our forward‑looking statements include, among other matters, statements about our business strategy, industry, future profitability, expected fleet utilization, sustainability efforts, the future performance of newly improved technology (such as our DuraStim® fleets), expected capital expenditures and the impact of such expenditures on our performance and capital programs. A forward‑looking statement may include a statement of the assumptions or bases underlying the forward‑looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.
Although forward‑looking statements reflect our good faith beliefs at the time they are made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the volatility of and recent declines in oil prices, the operational disruption and market volatility resulting from the COVID-19 pandemic and other factors described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the Securities and Exchange Commission (the “SEC”). In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it, including matters related to shareholder litigation and the SEC investigation. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law.
Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Chief Strategy and Administrative Officer
sam.sledge@propetroservices.com

Exhibit 99.1

**PROPETRO HOLDING CORP.**
**CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS**
**(In thousands, except per share data)**
**(Unaudited)**

| | Three Months Ended | | | Years Ended | |
|---|---|---|---|---|---|
| | December 31, 2020 | September 30, 2020 | December 31, 2019 | December 31, 2020 | December 31, 2019 |
| REVENUE - Service revenue | $ 154,343 | $ 133,710 | $ 434,794 | $ 789,232 | $ 2,052,314 |
| COSTS AND EXPENSES | | | | | |
| Cost of services (exclusive of depreciation and amortization) | 115,646 | 99,592 | 305,693 | 584,279 | 1,470,356 |
| General and administrative (inclusive of stock-based compensation) | 19,681 | 21,817 | 31,103 | 86,768 | 105,076 |
| Depreciation and amortization | 35,445 | 37,467 | 39,052 | 153,290 | 145,304 |
| Loss on disposal of assets | 18,262 | 11,286 | 25,233 | 58,136 | 106,811 |
| Impairment Expense | 21,348 | - | 3,405 | 38,002 | 3,405 |
| Total costs and expenses | 210,382 | 170,162 | 404,487 | 920,475 | 1,830,952 |
| OPERATING (LOSS) INCOME | (56,039) | (36,452) | 30,307 | (131,243) | 221,362 |
| OTHER EXPENSE: | | | | | |
| Interest expense | (174) | (137) | (1,463) | (2,383) | (7,141) |
| Other expense | (292) | (312) | (178) | (874) | (717) |
| Total other expense | (466) | (449) | (1,642) | (3,257) | (7,858) |
| (LOSS) INCOME BEFORE INCOME TAXES | (56,505) | (36,901) | 28,666 | (134,500) | 213,504 |
| INCOME TAX BENEFIT (EXPENSE) | 12,393 | 7,717 | (5,990) | 27,480 | (50,494) |
| NET (LOSS) INCOME | $ (44,112) | $ (29,184) | $ 22,675 | $ (107,020) | $ 163,010 |
| NET (LOSS) INCOME PER COMMON SHARE: | | | | | |
| Basic | $ (0.44) | $ (0.29) | $ 0.23 | $ (1.06) | $ 1.62 |
| Diluted | $ (0.44) | $ (0.29) | $ 0.22 | $ (1.06) | $ 1.57 |
| WEIGHTED AVERAGE COMMON SHARES OUTSTANDING: | | | | | |
| Basic | 100,911 | 100,897 | 100,618 | 100,829 | 100,472 |
| Diluted | 100,911 | 100,897 | 103,055 | 100,829 | 103,750 |

Exhibit 99.1

Exhibit 99.1

Exhibit 99.1

**Reconciliation of Net Income (loss) to Adjusted EBITDA**

| | Three Months Ended | | | | | |
|---|---|---|---|---|---|---|
| | December 31, 2020 | | | September 30, 2020 | | |
| ($ in thousands) | Pressure Pumping | All Other | Total | Pressure Pumping | All Other | Total |
| Net (loss) income | $ (38,130) | $ (5,981) | $ (44,111) | $ (20,920) | $ (8,264) | $ (29,184) |
| Depreciation and amortization | 34,453 | 992 | 35,445 | 36,326 | 1,141 | 37,467 |
| Interest expense | - | 174 | 174 | - | 137 | 137 |
| Income tax (benefit) expense | - | (12,393) | (12,393) | - | (7,717) | (7,717) |
| Loss on disposal of assets | 17,000 | 1,261 | 18,261 | 11,256 | 30 | 11,286 |
| Impairment expense | 21,348 | - | 21,348 | - | - | - |
| Stock-based compensation | - | 3,132 | 3,132 | - | 2,535 | 2,535 |
| Other expense | - | 291 | 291 | - | 312 | 312 |
| Other general and administrative expense [(1)] | - | 621 | 621 | - | 2,481 | 2,481 |
| Retention bonus and severance expense | - | 1,008 | 1,008 | - | 37 | 37 |
| **Adjusted EBITDA** | **$ 34,671** | **$ (10,895)** | **$ 23,776** | **$ 26,662** | **$ (9,308)** | **$ 17,354** |

| | Years Ended | | | | | |
|---|---|---|---|---|---|---|
| | December 31, 2020 | | | December 31, 2019 | | |
| ($ in thousands) | Pressure Pumping | All Other | Total | Pressure Pumping | All Other | Total |
| Net (loss) income | $ (68,271) | $ (38,749) | $ (107,020) | $ 281,090 | $ (118,080) | $ 163,010 |
| Depreciation and amortization | 148,659 | 4,631 | 153,290 | 139,348 | 5,956 | 145,304 |
| Interest expense | 1 | 2,381 | 2,382 | 51 | 7,090 | 7,141 |
| Income tax (benefit) expense | - | (27,480) | (27,480) | - | 50,494 | 50,494 |
| Loss on disposal of assets | 56,659 | 1,477 | 58,136 | 106,178 | 633 | 106,811 |
| Impairment expense | 36,907 | 1,095 | 38,002 | - | 3,405 | 3,405 |
| Stock-based compensation | - | 9,100 | 9,100 | - | 7,776 | 7,776 |
| Other expense | - | 874 | 874 | - | 717 | 717 |
| Other general and administrative expense [(1)] | - | 13,038 | 13,038 | - | 25,208 | 25,208 |
| Deferred IPO bonus, Retention bonus and seve | 75 | 1,066 | 1,141 | 7,093 | 2,110 | 9,203 |
| **Adjusted EBITDA** | **$ 174,030** | **$ (32,567)** | **$ 141,463** | **$ 533,760** | **$ (14,691)** | **$ 519,069** |

[(1)] Other general and administrative expense relates to nonrecurring professional fees paid to external consultants in connection with the Company's expanded audit committee review, SEC investigation and shareholders' litigation.

Non-GAAP Financial Measures
This presentation references “Adjusted EBITDA” and “Free Cash Flow,” which are non-GAAP financial measures. We define EBITDA as our earnings, before (i) interest expense, (ii) income taxes and (iii) depreciation and amortization. We define Adjusted EBITDA as EBITDA, plus (i) loss/(gain) on disposal of assets, (ii) stock-based compensation, and (iii) other unusual or nonrecurring (income)/expenses, such as impairment charges, severance, costs related to asset acquisitions, costs related to SEC investigation and class action lawsuits and one-time professional and advisory fees. Free cash flow (FCF) is defined as net cash flow provided by operating activities less net cash used in investing activities. These non-GAAP financial measures are not intended to be an alternative to any measure calculated in accordance with GAAP. We believe the presentation of Adjusted EBITDA and Free Cash Flow provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to Adjusted EBITDA. Net cash flow provided from operating activities is the GAAP measure most directly comparable to Free Cash Flow. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider these non-GAAP financial measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Further, Adjusted EBITDA and Free Cash Flow may be defined differently by other companies in our industry, and our definitions of Adjusted EBITDA and Free Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Reconciliations of non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP, are set forth in the

Exhibit 99.1
Appendix hereto.

## Reconciliation of Net Income (loss) to Adjusted EBITDA

| ($ in thousands) | Three Months Ended | | | | | |
|---|---|---|---|---|---|---|
| | December 31, 2020 | | | September 30, 2020 | | |
| | Pressure Pumping | All Other | Total | Pressure Pumping | All Other | Total |
| Net (loss) income | $ (38,130) | $ (5,981) | $ (44,111) | $ (20,920) | $ (8,264) | $ (29,184) |
| Depreciation and amortization | 34,453 | 992 | 35,445 | 36,326 | 1,141 | 37,467 |
| Interest expense | - | 174 | 174 | - | 137 | 137 |
| Income taxes | - | (12,393) | (12,393) | - | (7,717) | (7,717) |
| Loss on disposal of assets | 17,000 | 1,261 | 18,261 | 11,256 | 30 | 11,286 |
| Impairment expense | 21,348 | - | 21,348 | - | - | - |
| Stock-based compensation | - | 3,132 | 3,132 | - | 2,535 | 2,535 |
| Other expense | - | 291 | 291 | - | 312 | 312 |
| Other general and administrative expense | - | 621 | 621 | - | 2,481 | 2,481 |
| Retention bonus and severance expense | - | 1,008 | 1,008 | - | 37 | 37 |
| **Adjusted EBITDA** | **$ 34,671** | **$ (10,895)** | **$ 23,776** | **$ 26,662** | **$ (9,308)** | **$ 17,354** |

| ($ in thousands) | Years Ended | | | | | |
|---|---|---|---|---|---|---|
| | December 31, 2020 | | | December 31, 2019 | | |
| | Pressure Pumping | All Other | Total | Pressure Pumping | All Other | Total |
| Net (loss) income | $ (68,271) | $ (38,749) | $ (107,020) | $ 281,090 | $ (118,080) | $ 163,010 |
| Depreciation and amortization | 148,659 | 4,631 | 153,290 | 139,348 | 5,956 | 145,304 |
| Interest expense | 1 | 2,381 | 2,382 | 51 | 7,090 | 7,141 |
| Income taxe expense (benefit) | - | (27,480) | (27,480) | - | 50,494 | 50,494 |
| Loss on disposal of assets | 56,659 | 1,477 | 58,136 | 106,178 | 633 | 106,811 |
| Impairment expense | 36,908 | 1,094 | 38,002 | - | 3,405 | 3,405 |
| Stock-based compensation | - | 9,100 | 9,100 | - | 7,776 | 7,776 |
| Other expense | - | 874 | 874 | - | 717 | 717 |
| Other general and administrative expense | - | 13,038 | 13,038 | - | 25,208 | 25,208 |
| Deferred IPO bonus, Retention bonus and seve | 75 | 1,066 | 1,141 | 7,093 | 2,110 | 9,203 |
| **Adjusted EBITDA** | **$ 174,031** | **$ (32,568)** | **$ 141,463** | **$ 533,760** | **$ (14,691)** | **$ 519,069** |

[1] Other general and administrative expense relates to nonrecurring professional fees paid to external consultants in connection with the Company's expanded audit committee review, SEC investigation and shareholders' litigation.